Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-166404 and 333-183679 on Form S-3 and Registration Statement Nos. 333-117811, 333-127876, 333-137332, 333-149049, 333-160225, 333-176409 and 333-182457 on Form S-8 of our reports dated March 18, 2013, relating to the consolidated financial statements of MannKind Corporation and subsidiaries (a development stage company) (“MannKind Corporation”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), and the effectiveness of MannKind Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of MannKind Corporation for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Los Angeles, California

March 18, 2013